SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 31, 1999




                               ION NETWORKS, INC.
       ------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                    DELAWARE
               ----------------------------------------------
                    (State of jurisdiction of incorporation)


         0-13117                                           22-2413505
    ------------------                          -------------------------------
   (Commission File No.)                       (IRS Employer Identification No.)


      21 Meridian Road, Edison, New Jersey                        08820
     --------------------------------------                      --------
    (Address of Principal Executive Offices)                    (Zip Code)


                                  732-494-4440
               --------------------------------------------------
              (Registrant's telephone number, including area code)


                                MicroFrame, Inc.
           -----------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.           Acquisition or Disposition of Assets.

                  On March 31, 1999, Ion Networks, Inc. (formerly MicroFrame, Inc., a New Jersey corporation) (the "Registrant") consummated the purchase by the Registrant of all of the outstanding share capital of SolCom Systems Limited ("SolCom"), a company incorporated under the Companies Act 1985 of the United Kingdom (the "Transaction"). SolCom is a developer of remote monitoring (RMON) technology and its business includes customer lists, intellectual property and computer hardware and software. Consideration for the Transaction consisted of the issuance to the shareholders of SolCom of an aggregate of (i) 2,200,233 shares of the Registrant's common stock, par value $.001 per share ("Common Stock"), 1,087,768 shares of which will be held in escrow for a period of one year from the closing date and (ii) options to purchase an aggregate of 451,188 shares of Common Stock.

                  The Registrant also agreed, as part of the Transaction, to grant options to purchase up to (i) 48,369 shares of Common Stock to certain employees of SolCom (subject to approval of the U.K. Inland Revenue) and (ii) 300,000 shares of Common Stock to certain principals of SolCom in the event that the Registrant meets specific financial performance objectives. In addition, the Registrant agreed to pay the costs and expenses of certain advisors to SolCom aggregating approximately $1.3 million within the twelve-month period from the closing of the Transaction.

                  The consideration for the Transaction was determined by arms-length negotiation between the parties. There are no material relationships between SolCom and the Registrant or any of its affiliates, directors, officers or any associate of any such person or entity.

Item 5.           Other Events.

                  Simultaneously with the consummation of the Transaction, the Registrant changed its name and reincorporated into the State of Delaware in accordance with an Agreement and Plan of Merger dated as of December 15, 1998 by and between the Registrant and MicroFrame, Inc. ("MicroFrame") pursuant to which MicroFrame, the Registrant's successor entity, merged with and into the Registrant (the "Reincorporation"). As of March 31, 1999, pursuant to the Reincorporation, each share of MicroFrame common stock became immediately convertible into the right to receive one share of Common Stock. The effect of the Reincorporation is a "one-for-one" stock exchange; accordingly, the rights of the shareholders of MicroFrame prior to the Reincorporation are identical in all respects to the rights of the shareholders of the Registrant subsequent to the Reincorporation. In addition, the rights, obligations and liabilities of MicroFrame prior to the Reincorporation are identical in all material respects to the rights, obligations and liabilities of the Registrant subsequent to the Reincorporation.

Item 7.           Financial Statements and Exhibits.

                  (a)*     Financial statements of business acquired:

                           (i) Unaudited Consolidated Financial Statements for the period ended December 31, 1998.

                           (ii) Audited Consolidated Financial Statements for the fiscal periods ended March 31, 1998 and June 30, 1997.

                  (b)      Pro forma financial information:

                           Pro forma financial statements for the Registrant.

                  (c)      Exhibits:

                           7.1 Share Purchase Agreement, as amended, dated as of December 28, 1998 by and among the Registrant, SolCom, the shareholders of SolCom and certain representatives of such shareholders.


----------------
* Incorporated by Reference to Appendix E of the Registrant's Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission and mailed to shareholders of the Registrant on March 11, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    MICROFRAME, INC.



Dated:    April 8, 1999             By:          /s/ John F. McTigue
                                       -----------------------------------------
                                                     John F. McTigue
                                                     Chief Financial Officer

                                  EXHIBIT INDEX




Exhibit
Number   Description
-------  -----------

**7.1 Share Purchase Agreement, as amended, dated as of December 28, 1998 by and among the Registrant, SolCom, the shareholders of SolCom and certain representatives of such shareholders.


-----------
** Incorporated by Reference to Appendix A of the Registrant's Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission and mailed to shareholders of the Registrant on March 11, 1999.



                                       -5

PRO FORMA CONDENSED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet (Note 7)
MicroFrame, Inc.-As of December 31, 1998
SolCom Systems Ltd..-As of December 31, 1998

The following unaudited pro forma consolidated balance sheet and statements of operations give effect to the share purchase as if it had occurred on December 31, 1998 for balance sheet purposes and April 1, 1997 for statement of operations purposes, and should be read in conjunction with the consolidated financial statements of MicroFrame and SolCom for the relevant period and the related notes thereto included, or incorporated by reference, elsewhere herein.



                                                       MicroFrame      SolCom     Pro Forma Adjustment       Pro Forma
                      ASSETS


Current assets
   Cash and cash equivalents                        $      345,892        135,300                         $       481,192
   Accounts receivable, less allowance for doubtful
      accounts of $95,249                                2,823,565        610,500                               3,434,065
   Inventory, net                                        2,036,567        358,050                               2,394,617
   Deferred tax assets                                     337,512                                                337,512
   Prepaid expenses and other current assets               461,557        207,900                                 669,457
                                                      ------------  ----------------------------------- -----------------
      Total current assets                               6,005,093      1,311,750                               7,316,843

Property and equipment, less accumulated depreciation of
   $585,015 and $971,903                                   693,423        234,300                                 927,723
Capitalized software, less accumulated amortization of
   $1,309,856 and $1,054,827                             1,426,567                     3,855,000(Note 2)        5,281,567
Goodwill, less accumulated amortization of $33,555 and
   $26,130                                                  68,055                     1,151,636(Note 2)        1,219,691
Other intangible assets                                                                  250,000(Note 2)          250,000
Security deposits                                           39,798                                                 39,798
Other assets                                             1,026,064                   (1,026,064)(Note 2)                0
                                                      ------------  ----------------------------------- -----------------
      Total assets                                 $     9,259,000      1,546,050             4,230,572   $    15,035,622
                                                      ============  =================================== =================

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Bank borrowings                                 $     1,100,428         66,000                         $     1,166,428
   Accounts payable                                      1,694,260      1,959,800                               3,654,060
   Accrued payroll and related liabilities                 212,348                                                212,348
   Deferred income                                          95,673                                                 95,673
   Other current liabilities                               337,697        994,950        267,400 (Note2)        1,600,047
                                                      ------------  ----------------------------------- -----------------
      Total current liabilities                          3,440,406      3,020,750               267,400         6,728,556
                                                      ------------  ----------------------------------- -----------------


Deferred tax liabilities, net                               48,808                                                 48,888
Long-Term debt                                             500,000                                                500,000
Other liabilities                                                          85,800                                  85,800
Commitments and contingencies

Stockholders' equity

   Common stock                                              6,652        701,852    (699,652) (Note 2)             8,852
   Preferred stock - par value $10 per share; authorized
      200,000 shares, none issued
   Additional paid-in capital                            7,366,221      1,449,588     4,744,997 (Note 2)       13,560,806
   Accumulated deficit                                  (1,886,534)    (3,713,639)    (80,474) (Note 2)        (5,680,647)
   Accumulated comprehensive income                         (9,434)         1,699                (1,699)           (9,434)
                                                      ------------  ----------------------------------- -----------------

   Less - Treasury stock, 62,031 shares, at cost          (207,199)                                              (207,199)
                                                      ------------  ----------------------------------- -----------------
      Total stockholders' equity                         5,269,706     (1,560,500)            3,963,172         7,672,378
                                                      ------------  ----------------------------------- -----------------
      Total liabilities and stockholders' equity   $     9,259,000      1,546,050             4,230,572   $    15,035,622
                                                      ============  =================================== =================




Unaudited Pro Forma Consolidated Statement of Operations (Note 7)
MicroFrame, Inc.-Nine Months Ended December 31, 1998
SolCom Systems, Ltd.-Nine Months Ended December 31, 1998




                                               MicroFrame         SolCom       Pro Forma Adjustment                 Pro Forma

Net Sales                                  $   9,451,604      $    2,314,950   $     (350,000) (Note 4)       $        11,416,554

Cost of sales                                  3,436,590             277,200                                            3,713,790
                                           -------------       -------------      ---------------------        ------------------

Gross margin                                   6,015,014           2,037,750                  (350,000)                 7,702,764

   Research and Development expenses           1,285,809             562,650         (350,000) (Note 4)                 1,498,459

   Selling, general and administrative
expenses                                       3,671,247           2,824,000                                            6,495,647

   Depreciation and amortization                 454,418             186,450        1,251,659  (Note 3)                 1,892,527
                                           -------------       -------------      ---------------------        ------------------

Income (loss) from operations                    603,540          (1,535,750)               (1,251,659)               (2,183,869)

Interest income                                    5,139               1,656                                               6,795

Interest expense                                 (55,725)            (34,650)                                            (90,375)
                                           -------------       -------------       ---------------------        ------------------

Income (loss) before income tax provision        552,954          (1,568,744)                (1,251,659)              (2,267,449)
(benefit)
                                           -------------       -------------       ---------------------        ------------------

Income tax provision (benefit)                   207,850                   0                   (140,000)                  67,850
                                           -------------       -------------       ---------------------        ------------------

Net income (loss)                          $     345,104      $   (1,568,744)  $             (1,111,659)      $       (2,335,299)
                                           =============       =============       =====================        ==================
Per share data (Note 5)

   Net income (loss) per share

Basic                                      $        0.06                                                      $            (0.30)

Diluted                                    $        0.05                                                      $            (0.30)

   Weighted average number of common
      shares outstanding basic                 5,490,922                                                               7,690,922

   Weighted average number of common
      shares outstanding diluted               6,455,398                                                               7,690,922



Unaudited Pro Forma Consolidated Statement of Operations (Note 7)
MicroFrame, Inc.-Year ended March 31, 1998
SolCom Systems Ltd..-Year ended March 31, 1998



                                                                         SolCom
                                                     MicroFrame         (Note 6)    Pro Forma Adjustments       Pro Forma

Net sales                                        $     10,217,911   $    2,168,313   $                   $         12,386,224
Cost of sales                                           4,285,134          456,225                                  4,741,359
                                                   --------------      -----------    -------------------    ----------------
Gross Margin                                            5,932,777        1,712,088                                  7,644,865
      Research and development expenses                 1,117,151          562,401                                  1,679,552
      Selling, general and administrative expenses      3,933,783        2,002,727                                  5,936,510
      Depreciation and amortization                       485,738           76,000      1,918,879 (Note 3)          2,480,617
                                                   --------------      -----------    -------------------    ----------------
Income (loss) from operations                             396,105         (929,040)            (1,918,879)         (2,451,814)
Interest income                                            14,888            1,659                                     16,547
Interest expense                                           (4,344)         (43,134)                                   (47,478)
                                                   --------------      -----------    -------------------    ----------------
Income (loss) before income tax provision (benefit)       406,649         (970,515)            (1,918,879)         (2,482,745)
Income tax provision (benefit)                           (304,661)                                      0            (304,661)
                                                   --------------      -----------    -------------------    ----------------
Net income (loss)                              $          711,310  $      (970,515)  $         (1,918,879$         (2,178,084)
                                                   ==============      ===========    ===================    ================
Per  share data (Note 5)
   Net income (loss) per share
Basic                                          $             0.15                                              $       (0.31)
                                                   --------------                                            ----------------
Diluted                                        $             0.14                                              $       (0.31)
                                                   --------------                                            ----------------

   Weighted average number of common shares
   outstanding basic                                    4,840,357                                                    7,040,357
                                                   --------------                                            -----------------

   Weighted average number of common shares
   outstanding diluted                                  5,195,357                                                    7,040,357
                                                   --------------                                            -----------------



MicroFrame, Inc.
SolCom Systems, Ltd.
Notes to Unaudited Pro Forma Combined Financial Statements

1        Basis of Presentation
         ---------------------
         MicroFrame and SolCom entered into a definitive agreement that provides for the purchase of all outstanding share capital of SolCom by MicroFrame. The transaction will be accounted for by the "purchase" method of accounting with MicroFrame as the purchaser of SolCom.

2        Application of Purchase of SolCom
         ---------------------------------
         The revised purchase agreement specifies that MicroFrame will acquire all of the outstanding shares of SolCom in exchange for a maximum of 3,000,000 MicroFrame equity units, 2,700,000 of which will be comprised of common shares and stock options subject to a formula contained in the Revised Purchase Agreement. Included in the 3,000,000 equity units is a grant of 300,000 performance-based options that will occur at consummation to certain key management members of SolCom, 150,000 of which will vest if the newly-combined entity achieves revenues of at least $30 million in fiscal year 2000 and the remaining 150,000 of which will vest if the newly-combined entity achieves revenues of $60 million in fiscal year 2001. All of the aformentioned options (except for the performance-based options) will vest immediately and have an average exercise price of approximately $1.65 per share. The performance-based options will vest upon reaching the above-mentioned targets and, based upon the current market value of the Common Stock (subject to fluctuations in the Common Stock), have an average exericse price of approximately $2.25 per share.

         The following tables detail the estimated purchase price calculation and the estimated purchase price allocation that was utilized in the pro forma financial statements:


                  Calculation of Purchase Price
Number of shares to be issued by MicroFrame           2,200,000
Average stock price for three days before and after
 November 27, 1998                                         2.46    $5,401,786

Number of options to be issued in the Transaction       500,000
Estimate fair value using Black Scholes model              1.59       795,000
Total value of equity consideration                               $ 6,196,786
Estimated transaction costs of MicroFrame                             999,350
SolCom deficit at December 31, 1998                                 1,560,500

                                                                    ---------
Total Consideration                                               $ 8,756,636
                                                                  ===========

Purchase Price Allocation
-------------------------

Existing and core technology products                   $ 3,855,000
Covenant not to compete                                     250,000
In-process research and development                       3,500,000
Goodwill                                                  1,151,636

                                                        -----------
Total Purchase Price                                   $  8,756,636
                                                        ===========


         For purposes of the pro forma financials, the Company has split the equity units into the following classes of equity to determine the consideration in the transaction:

         o 2,200,000 common shares
         o 500,000 stock options
         o 300,000 performance-based options

         The Company has  utilized an average  stock price for a short period (3 days)prior to and after the announcement of the newly negotiated terms to the public that occurred on November 27, 1998. The average, as computed, is $2.46 per share. This average was applied to the 2,200,000 common shares to arrive at the applicable value for consideration exchanged. In addition, the Company has estimated the value of the 500,000 stock options using a Black Scholes option valuation model. The estimated value per option was $1.59. The assumption utilized in the model include an expected validity of 80%; a dividend yield of 0, a risk free interest rate of 5.33% and an expected option term of 5 years. The Company has not included the value of the 300,000 performance-based options in its consideration, as the options are contingent upon the realization of the future revenues as noted above. If the contingency is resolved, additional purchase price consideration will be recorded at that time.

         The consideration will be adjusted at consummation as the composition of shares and options will then be known. However, the Company believes that the consideration utilized in the calculations underlying the pro forma financial statements will not change materially.

         In addition to the consideration noted above, the Company has estimated that transaction costs will be $1,000,000. The costs are primarily comprised of professional fees and other incremental costs directly related to the transaction. The Company had incurred $1,026,064 of costs directly related to the transaction as of December 31, 1998. This amount has been reclassed in the pro forma adjustment column to become part of the estimated purchase price allocation. Additionally, the Company will assume approximately $950,000 of liabilities related to SolCom in connection with the transaction. These amounts have been recorded on SolCom's historical balance sheet as of December 31, 1998 and accordingly, have been reflected as additional purchase price.

         The preliminary purchase price allocation results in a value for existing and core technology of $3,855,000, which has been classified as capitalized software, covenants not to compete of $250,000, and IPR&D of $3,490,177. These estimates will be refined upon the final purchase price allocation. Management believes that these are reasonable estimates for pro forma purposes, as it knows of no events that would currently cause a material change to preliminary estimates.

         In-process research and development, which is not expected to have reached technological feasibility by the consummation date of the Transaction and which will have no alternative future use, includes certain of the research and development projects currently underway at SolCom. The projects fall into two broad categories: "NetworX" products and Application Specific Integrated Circuit ("ASIC") products. "Modular" and "Sentinel III" products, although categorized and valued separately due to the nature of the lifecycle and expense assumptions, falls under the NetworX technology as defined. NetworX products will allow network managers to evaluate and control all aspects of their networks. The ASIC projects underway are likely to create products where all the application hardware and software necessary to carry out specific tasks will be resident on a single computer chip. The chips will have substantial increases in processing speed and a lower cost to the consumer. This will lead to increased benefits to the SolCom product set.

         As stated above, none of these projects has met technological feasibility. If, as a result of the uncertainties surrounding the successful completion of these projects, the Company is unable to establish technological feasibility and is unable to produce a commercially viable product, then the anticipated incremental future cash flows attributable to expected sales and profits from the NetworX and ASIC products will not be realized. This could have a material adverse effect on the combined Company's future financial position, results of operations and cash flows.

         The Company does believe, however, that it will be able to complete these projects and produce commercially viable products using the new NetworX and ASIC technologies that are currently being developed.

3        Pro Forma Statement of Operations
         ---------------------------------

         The statement of operations for the year ended March 31, 1998 reflects pro forma adjustments for the annual amortization of existing technology, covenants not to compete and goodwill. Based on the estimated lives of the technology that is being acquired, the Company has assigned a three-year life to these assets and to the goodwill for amortization purposes. The covenants not to compete will be amortized over one year, the contractual life of the restriction. Amortization expense was $1,285,000, $250,000 and $383,879, respectively for the capitalized software, the covenant not to compete, and the goodwill for the year ended March 31, 1998. The statement of operations for the nine months ended December 31, 1998 reflects pro forma adjustments for nine months of amortization expense of existing technology and goodwill of $963,750 and $287,909, respectively.

4        Inter-Company Transactions
         --------------------------

         All inter-company transactions between MicroFrame and SolCom during the periods presented have been properly eliminated.

5        Weighted Average Shares and Earnings Per Share
         ----------------------------------------------

         The weighted average shares outstanding has been adjusted to reflect the issuance of 2,200,000 shares of MicroFrame's common stock. The 500,000 options to purchase MicroFrame's common stock as a result of this transaction have not been included, as to include such shares would be anti-dilutive. All of the 2,200,000 shares have been reflected as outstanding despite the transaction provision that stipulates that 50% of the shares are to be held in escrow for up to one year after consummation, as the Company believes beyond any reasonable doubt that the shares will be issued.

6        Foreign Currency Translation
         ----------------------------

         The financial statements of SolCom were prepared in local currency (British pounds sterling) and translated into U.S. dollars based on the current exchange rate at the end of the period (December 31, 1998) for the balance sheet and weighted average rate for the periods presented on the statements of operations (nine months ended December 31, 1998 and the year ended March 31, 1998).

7        In-Process Research and Development
         -----------------------------------

         SolCom is in the process of developing products with two new technologies, NetworX technology and ASIC technology, and several new products that are categorized as Modular, NetworX, Sentinel III or ASIC products.

         Description of Products

         SolCom's Modular product line, although valued separately, falls under the NetworX technology as defined below. SolCom is developing NetworX as the industry's first comprehensive management tool. NetworX will be the industry's first integrated platform for proactive, remote, secure management and monitoring of voice, data and video networks. It uses Dial up, Telnet or SNMP connections so that managers can monitor, evaluate and control all aspects of their network from a single, remote point.

         Sentinel products offer a range of comprehensive site management tools for centralized remote maintenance of large distributed voice and data networks. All Sentinel products will feature Alarm & Fault Management, PBX Toll Fraud Detection, Environmental Monitoring and Control as well as Security Access Management. Sentinel III is an intelligent port controller that will secure remote access to voice and data network node maintenance ports. The technology will combine remote monitoring and Sentinel network device management, allowing control of a network as well as a comprehensive picture of its activities. It is expected to be a low cost integrated platform for proactive, remote, secure management and monitoring of voice, data and video networks. Sentinel III has all the security features of Sentinel and Sentinel Slimline, combined with the remote monitoring capabilities of NetworX.

         An ASIC is an Application Specific Integrated Circuit that incorporates all the hardware and software required to carry out specific tasks on a single chip. This will lead to a substantial increase in processing speed and reduction in build cost. Designing the ASIC requires the Company to experience a learning curve while the engineers become familiar with this technology. Initially there will be one ASIC but once the initial ASIC has been developed, there will be an ongoing development to introduce more capabilities and features into ASICs.

         In general, the major risks for the IPR&D products consists of: Time to market; meeting anticipated sales and COGS levels; and providing competitive products. On a more specific level, each IPR&D product still needs developments to be completed prior to commercial release.

         The remaining risks for the Modular products are ensuring that the cards operate as expected when fitted to the "RMON" Engine. Furthermore, SolCom must make sure that the Modular products reach the expected performance levels during testing.

         NetworX requires that the hardware development is complete with all of the associated drivers. The new operating system has to be running correctly and the developed code needs to be completed, ported to NetworX and launched. Daughter cards for the NetworX system have to be completed along with all associated drivers. The software needs to be completed for the daughter cards and then the daughter cards need to be tested in the NetworX platform.

         Sentinel III requires that the hardware development is completed and the associated software drivers are completed and operational.

         The new ASIC-based products need much more extensive development efforts. First, since the technology is so new, the engineers need to complete their familiarization with the technology. SolCom needs to find a chip manufacturer with which to work. The cards have to have their design verified and have to be tested both with the NetworX motherboard and the new NetworX operating system, with many expected refinements. Finally, the chip will need to be manufactured. ASIC then needs to be tested to verify that it will meet the required performance levels prior to releasing the technology.

         Modular products have been in development since early fiscal year 1999 and $230,928 will have been spent on Modular products at the time of closing. Another $57,732 will need to be spent in order to release the Modular products by their expected release date of April 1999. The Sentinel III product is expected to be released in the market in June 1999. To date, SolCom has spent $67,354 on research and development and expects to spend an additional $15,395 prior to release. Management has projected revenues for Sentinel III beginning in 2000. As of March 31, 1999, $250,172 was spent on research and development for the NetworX products. Another $45,395 of research and development expenses has been budgeted to complete these products. NetworX products are expected to be commercially released in June of 1999 but management has projected NetworX products to start generating revenues in fiscal year 2000. ASIC-based products are less complete than NetworX. As of consummation of the Transaction, only $105,842 in research and development expenses will have been spent and ASIC products will need another $350,000 in order to become technologically and commercially feasible. ASIC is expected to be launched in the first half of fiscal year 2001 and management has projected revenues beginning in fiscal year 2001.

         Analysis of Products/IPR&D

         SolCom was analyzed on a stand-alone basis. The analysis was adjusted so that any projections for products that were known to include the
         Company's technology and/or know-how were reduced to reflect only SolCom's efforts and contributions as appropriate. The Company is contributing technology to both Sentinel III and the NetworX Motherboard product of 30% and 20%, respectively. The percentage attributable to the Company's technology was eliminated from the product's value in the analysis. For example, the present value of cash flow for Sentinel III is approximately $2.1 million. After adjusting the cash flows to exclude the Company's portion of those cash flows, the SolCom value decreases to $1.5 million. After adjusting for the stage of completion, Sentinel III value accounted for as IPR&D is $1.2 million.

         The Company's professional appraisal firm has updated the valuation models to comply with the stage of completion and multiple discount rate guidance that has been issued by the Staff. The analysis that has been performed by the Company's professional appraisal firm concluded an IPR&D value of $3,490,177. The IPR&D is comprised of $77,062 for Modular Products, $2,043,539 for NetworX products, $1,224,702 for Sentinel III and $144,874 for ASIC-based products. The following discussion provides information regarding the expected revenue to be generated by these projects, associated costs of the projects, the period over which the revenues will be generated and the stage of completion of each project at the time of acquisition.

         The value allocated to acquired IPR&D for the Transaction as of March 31, 1999, the closing date, was determined utilizing the income approach via an excess earnings analysis. This methodology requires the projection of revenues and expense that will arise as a result of the successful completion of the IPR&D project. The operating income attributable to each IPR&D project was calculated as projected revenues less the projected operating expenses. Net operating income is calculated after applying the projected effective tax rate for the Company.

         A charge was taken to reflect the economic rent related to the net assets required to run the business and support future growth. This return on the requisite assets was based on industry comparable companies and company specific information. Where it was determined that core technology of the existing technology would be utilized by the IPR&D, a charge was applied against IPR&D revenues. Core technology was identified for all of the IPR&D projects. A core technology charge of 30% of operating profit was applied for each of the IPR&D projects. The charge for use of the core technology and the return on requisite assets was subtracted from net income.

         The value allocated to acquired IPR&D was determined utilizing the Stage of Completion methodology. This methodology utilizes the same cash flows as the excess earnings analysis, but removes all research and development costs to complete the identified project. In addition, the discounted value of these cash flows is reduced to represent the percentage of which the project has been completed as of the estimated Transaction closing date. The determination of the percentage completed is based primarily on the amount of effort (cost or time) expended to date and remaining until completion.

         Consideration   is  also  given  to  the  amount  of  risk  and  effort
         incorporated in the development steps in relation to the development steps remaining to complete the project.

         New Modular products that will replace the current Modular products are expected to be released in April-May 1999. Based on the risk and effort to date, it has been determined that the Modular products will be 80% complete. Based on historical research and development expenditures as a percentage of total research and development costs to bring the products to market, the percentage complete is calculated to be 85%. Sentinel III is expected to be released in June 1999. Based on the risk and effort to date, it has been determined that Sentinel III is 80% complete as of March 31,1999. Based on research and developments spent to date as a percentage of total budgeted costs until release, the percent complete is 80%. The NetworX products are expected to be released in June 1999. Two of these NetworX products are considered to be 70% completed and two are considered to be 80% complete. The new ASIC based products were determined to be approximately 20% complete and are expected to be released in the first half of fiscal year 2001. Based on research and development expenditures as a percentage of total research and development costs needed to complete the project, the percentage complete is calculated to be 23%.

         The resulting cash flows were then discounted at an appropriate rate based on the risk profile and the nature of each project and the market. Due to the stage of each product, the expected release date and the reliability of the projections, a range of 30% to 40% for the discount rates was selected as appropriate. Specifically, Modular products, NetworX and Sentinel III were discounted at 30% and ASIC was discounted at 40%. According to the Handbook of Modern Finance by Dennis E. Logue, 1997 Edition, the required rate of return by venture capitalists generally ranged between 20% and 60%. We considered these projects to be similar to a late stage venture capital or a mezzanine financing company at a 20% to 40% range.

         Modular products are expected to have a one-year life cycle. The Company started to develop the Modular products in fiscal year 1999. They will fully replace the existing Modular products that were developed in fiscal year 1998. Total revenues, including product, warranty and Hewlett Packard revenue, are expected to be approximately $590,000 in fiscal year 2000 and zero in fiscal year 2001. The associated expected costs of goods sold ("COGS") are 5% of expected sales. Other operating expenses (sales, marketing, administrative, internal support, maintenance research and development, etc.) are attributed to each IPR&D product based on the overall Company expense margins. Those operating expenses are expected to be approximately 48%. Research and development costs to complete were determined to be $57,732.

         NetworX products are expected to have a seven-year life cycle, with its peak after three years. Total revenue growth, including product, warranty and Hewlett Packard revenue is expected to increase by approximately 200% in fiscal year 2001 and then to 80% by fiscal year 2002. Revenue growth will then decrease over the life of the products. The associated expected COGS are 15% of expected sales. Other operating expenses (sales, marketing, administrative, internal support, maintenance research and development, etc.) are attributed to each IPR&D product based on the overall Company expense margins.

         Those operating expenses are expected to be approximately 48%. Research and development costs to complete were determined to be $49,244.

         Sentinel III is expected to have an eight-year life cycle, with its peak after four years. Total revenue growth, including product, warranty and Hewlett Packard revenue is expected to increase by approximately 200% in 2001 and then to 80% by fiscal year 2003. Revenue growth will then decrease over the life of the products. The associated expected COGS are 14% of expected sales. Other operating expenses (sales, marketing, administrative, internal support, maintenance research and development, etc.) are attributed to each IPR&D product based on the overall Company expense margins. Those operating expenses are expected to be approximately 48%. Research and development costs to complete were determined to be $15,395.

         ASIC based products are expected to have a seven-year life cycle, with its peak after three years. Total revenue growth, including product, warranty and Hewlett Packard revenue is expected to increase to 80% by fiscal year 2003. Revenue growth will then decrease over the life of the products. The associated expected COGS are 9% of expected sales. Other operating expenses (sales, marketing, administrative, internal support, maintenance research and development, etc.) are attributed to each IPR&D product based on the overall Company expense margins. Those operating expenses are expected to be approximately 48%. Research and development costs to complete were determined to be $350,000.